UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 16, 2010

PepsiCo, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-1183	13-1584302
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

700 Anderson Hill Road, Purchase, New York		10577
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-253-2000

N/A
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective June 16, 2010, Pepsi-Cola Metropolitan Bottling Company, Inc. ("Metro"), a direct wholly-owned subsidiary of PepsiCo, Inc. ("PepsiCo"), terminated the Five Year Credit Agreement, dated as of June 6, 2006, among PepsiAmericas, Inc., as borrower, the lenders party thereto, Citibank, N.A., as Agent, and the other agents party thereto, as amended by Amendment No. 1 dated as of December 31, 2009, among PepsiAmericas, Inc., as borrower, Metro, as successor borrower, PepsiCo, as guarantor, Citibank, N.A., as agent and the lenders party thereto.

Item 8.01 Other Events.

On June 16, 2010, PepsiCo entered into a new 364-day unsecured revolving credit agreement which enables PepsiCo to borrow up to $2.575 billion, subject to customary terms and conditions, and which expires in June 2011. PepsiCo may request renewal of this facility for an additional 364-day period or convert any amounts outstanding into a term loan for a period of up to one year, which would mature no later than June 2012. This agreement replaces the Five Year Credit Agreement described above and a $1.975 billion 364-day unsecured revolving credit agreement PepsiCo entered into during the third quarter of 2009. Funds borrowed under this new agreement may be used for general corporate purposes of PepsiCo and its subsidiaries, including but not limited to repayment of outstanding commercial paper issued by PepsiCo or its subsidiaries, working capital, capital investments and acquisitions. This new line of credit remains unused as of the date of this Current Report on Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiCo, Inc.

June 17, 2010	By:	/s/ Thomas H. Tamoney, Jr.

Name: Thomas H. Tamoney, Jr.
Title: Senior Vice President, Deputy General Counsel and Assistant Secretary